OMB APPROVAL
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUPREME REALTY INVESTMENTS, INC.

Formerly

(CORONATION ACQUISITION CORP.)
(Exact name of Registrant as specified in its charter)

Nevada	6532	43-1954776
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 690578, Orlando, FL 32869 (Address of principal place of business or intended principal place of business)

SUPREME REALTY INVESTMENTS, INC.

2004 STOCK OPTION
AND
RESTRICTED STOCK PLAN
(Full Title of the Plan)

Thomas Elliott Chairman and Chief Executive Officer SUPREME REALTY INVESTMENTS, INC. P.O. Box 690578 Orlando, FL 32869 (407) 583-4603	Copies to: John Swain, Jr., Esq. Special Counsel LAW OFFICE 203 N. Wabash - Suite 711 Chicago, IL 60601 (312) 621-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of Registration fee

Stock Options/Common	16,000,000	$0.10	$1,600,000.00	$274.57

Common Stock, $.001 par value	23,501,348	$0.10	$2,350,134.80	$190.36
TOTALS	39,501,348		$3,950,134.80	$464.93

Notes:

1.
Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of common stock to be offered or sold pursuant to the 2004 Stock Option and Restricted Stock Plan (“the Plan”) described herein or as may be required pursuant to the Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the Plan or other similar event.

2.
Estimated solely for the purpose of calculating the registration fee in accordance with the provisions of Rule 457(h)(1). There is no trading market for the shares and the aggregate offering price and the fee is computed upon the basis of the book value or the price at which the options may be exercised. Book value is approximately $0.10 per share.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Supreme (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by this reference:

(1)	Amendment No. 12 to the Company’s Registration Statement on Form S-4 filed with the Commission on August 18, 2004, file No. 333-105588.

(2)	Amendment No. 1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, filed with the Commission on November 16, 2004, file No. 000-49770

All documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Articles of Incorporation of Supreme allows Supreme, on a case by case basis, to indemnify the directors and officers of Supreme to the fullest extent permitted by Nevada law.  Nevada law presently provides that in the case of a non-derivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Nevada law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its stockholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

Nevada law presently provides for indemnification of each of the Company’s directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company carries insurance permitted by the laws of the State of Nevada on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of the Company, which acts may also include liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
1.1	2004 Stock Option and Restricted Stock Plan
2.0	Legal Opinion and Consent of John Swain, Jr., Esq. Legal Counsel.
3.0	Consent of George Stewart, CPA

Item 9. Undertakings

The undersigned registrant hereby undertakes:

a.
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

c.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

d.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

e.
That if any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or the underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and the benefits of such indemnification are not waived by such persons:

1.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

2.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 23, 2005.

SUPREME REALTY INVESTMENTS, INC.

	By	/s/ Thomas Elliott
Thomas Elliott, Chairman & Chief Executive Officer

/s/ Jean LeRoy
Jean LeRoy, President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas Elliott

August 23, 2005		Thomas Elliott, Chairman
SUPREME REALTY INVESTMENTS, INC.

/s/ Jean LeRoy
August 23, 2005		Jean LeRoy, President and Chief Operating Officer
SUPREME REALTY INVESTMENTS, INC.

/s/ Elbert Shaw
August 23, 2005		Director
SUPREME REALTY INVESTMENTS, INC.